Filed Pursuant to Rule 424(b)(3)
Registration No. 333-183916

Supplement No. 1

To Prospectus Supplement, dated March 18, 2014

To Prospectus, dated November 5, 2012

of

NANOSPHERE, INC.

Relating to

Up to $30 million of Shares of Common Stock

This supplement, dated October 21, 2014 (this “Supplement”), supplements our prospectus supplement dated March 18, 2014 and its accompanying prospectus dated November 5, 2012, filed as part of our Registration Statement on Form S-3, File No. 333-183916 (the “Prospectus”), relating to the offer and sale of up to $30 million of shares or our common stock from time to time to Aspire Capital Fund, LLC (“Aspire Capital”) pursuant to a common stock purchase agreement dated March 18, 2014 by and between us and Aspire Capital (the “Purchase Agreement”). This prospectus supplement should be read together with the prospectus and prospectus supplement to which it relates.

Effective as of October 21, 2014, we terminated the Purchase Agreement. We did not sell any shares of our common stock to Aspire Capital pursuant to the Purchase Agreement. This Supplement amends the Prospectus to terminate the offering with respect to all $30 million of shares of our common stock covered by the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense

The date of this Supplement is October 21, 2014